Exhibit 10.9

AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT

Borrower: MNTN DIGITAL, INC.	Lender: WESTERN ALLIANCE BANK, an Arizona corporation
3644 Eastham Drive	55 Almaden Boulevard, Suite 100
Culver City, CA 90232	San Jose, CA 95113

This AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT, dated as of November 23, 2021 (the “Closing Date”), is made and entered into between WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION (“Lender”) and MNTN DIGITAL, INC. (f/k/a Steel House, Inc.), a Delaware corporation (“Borrower”) on the following terms and conditions:

RECITALS

A.       Lender and Borrower have entered into that certain Business Financing Agreement dated as of December 5, 2018 (as amended, the “Prior Agreement”).

B.       Borrower has requested, and Lender has agreed, to amend and restate the Prior Agreement in its entirety. Lender and Borrower hereby agree that the Prior Agreement is amended and restated in its entirety as follows:

1.       REVOLVING CREDIT LINE.

1.1	Advances. Subject to the terms and conditions of this Agreement, from the Closing Date until the Maturity Date, Lender will make Advances to Borrower not exceeding the Credit Limit or the Borrowing Base, whichever is less; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding. Amounts borrowed under this Section may be repaid and subject to the terms and conditions hereof reborrowed during the term of this Agreement. It shall be a condition to each Advance that (a) an Advance Request acceptable to Lender has been received by Lender, (b) all of the representations and warranties set forth in Section 3 are true and correct in all material respects on the date of such Advance as though made at and as of each such date, other than representations and warranties referring to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (c) no Event of Default has occurred and is continuing, or would result from such Advance.

1.2	Advance Requests. Borrower may request that Lender make an Advance by delivering to Lender an Advance Request therefor and Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Advance Request. Lender may honor Advance Requests, instructions or repayments given by any Authorized Person. So long as all of the conditions for an Advance set forth herein have been satisfied, Lender shall fund such Advance into Borrower’s Account within one business day of Lender's receipt of the applicable Advance Request.

1.3	Due Diligence. Lender may audit Borrower’s Receivables and any and all records pertaining to the Collateral, at Lender’s sole discretion and at Borrower’s expense. Borrower and Lender acknowledge that the initial audit has been completed prior to the Closing Date. Such audits shall not occur more than one time per calendar year (or more frequently if an Event of Default has occurred and is continuing). Lender may at any time and from time to time contact Account Debtors and other Persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement. If any of the Collateral or Borrower's books or records pertaining to the Collateral are in the possession of a third party, Borrower authorizes that third party to permit Lender or its agents to have access to perform inspections or audits thereof and to respond to Lender's requests for information concerning such Collateral and records.

1.4	Collections.

(a)       Lender shall have the exclusive right to receive all Collections on all Receivables. Borrower shall (i) promptly notify, transfer and deliver to Lender all Collections Borrower receives for deposit into the Collection Account, (ii) deliver to Lender a detailed cash receipts journal on Friday of each week until the Lockbox is operational, and (iii) continue to be party to a collection services agreement acceptable to Lender (the “Lockbox Agreement”) pursuant to which all Collections received in the Lockbox shall be deposited into the Collection Account. Borrower shall use the Lockbox address as the remit to and payment address for all of Borrower’s Collections from Account Debtors, and Borrower shall instruct all Account Debtors to make payments either directly to the Lockbox for deposit by Lender directly to the Collection Account, or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Lockbox or Collection Account.

(b)       Lender shall transfer all Collections deposited into the Collection Account to Borrower’s account within three business days of the date received; provided that upon the occurrence and during the continuance of any Default, Lender may apply all Collections to the Obligations in such order and manner as Lender may determine. Lender has no duty to do any act other than to apply such amounts as required above. If an item of Collections is not honored or Lender does not receive good funds for any reason, any amount previously transferred to Borrower’s Account or applied to the Account Balance shall be reversed as of the date transferred or applied, as applicable, and, if applied to the Account Balance, the Finance Charge will accrue as if the Collections had not been so applied. Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the UCC and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit, in each case, subject to applicable law.

1.5	Receivables Activity Report. Within 30 days after the end of each Month End, Lender shall send to Borrower a report covering the transactions for the prior billing period, including the amount of all Advances, Collections, Adjustments, Finance Charges, and other fees and charges. The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after Lender sends the accounting to Borrower.

1.6	Adjustments. In the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to Lender’s approval, resolve such disputes and advise Lender of any Adjustments; provided that in no case will the aggregate Adjustments made with respect to any Receivable exceed five percent (5%) of the aggregate Receivable Amount of all Receivables unless Borrower has obtained the prior written consent of Lender. So long as any Obligations (other than inchoate indemnity obligations) are outstanding, Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Lender, Borrower is to resell it for Lender’s account at Borrower’s expense with the proceeds made payable to Lender. While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Lender.

1.7	Recourse; Maturity. Advances and the other Obligations shall be with full recourse against Borrower. On the Maturity Date or such earlier date as shall be herein provided, Borrower will pay all then outstanding Advances and other Obligations to Lender.

1.8	Letter of Credit Line. Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an Affiliate to issue letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit") from time to time; provided that (a) the Letter of Credit Obligations shall not at any time exceed the Letter of Credit Sublimit and (b) the Letter of Credit Obligations will be treated as Advances for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The form and substance of each Letter of Credit shall be subject to approval by Lender, in its sole discretion. Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a "Letter of Credit Agreement"). Each draft paid under any Letter of Credit shall be repaid by Borrower in accordance with the provisions of the applicable Letter of Credit Agreement. No Letter of Credit shall be issued that results in an Overadvance or while any Overadvance is outstanding. Upon the Maturity Date, the amount of Letter of Credit Obligations shall be secured by unencumbered cash (to be not less than one hundred five percent (105%) of the amount of such Letter of Credit Obligations unless otherwise agreed by Lender) on terms acceptable to Lender if the term of this Agreement is not extended by Lender.

1.9	Credit Card Facility. Subject to the terms and conditions of this Agreement, Borrower may request Credit Card Services pursuant to the terms of such Credit Card Services Agreements as may be required by Lender in an aggregate amount not to exceed the Credit Card Limit.

1.10	Mandatory Prepayment Upon a Redemption Request. If Borrower shall receive any Redemption Request, Borrower shall immediately, and prior to any payment in respect of any such Redemption Request, pay all then outstanding Advances and other Obligations to Lender.

1.11	Overadvances. Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Advances such that, after giving effect to such payments, no Overadvance exists.

1.12	Notification and Verification. Lender may, with notice to Borrower, (i) verify invoices and (ii) notify Borrower’s Account Debtors of Lender’s security interest in the Receivables, in its good faith business discretion from time to time.

2.	FEES AND FINANCE CHARGES.

2.1	Finance Charges. Borrower agrees to pay to Lender the Finance Charges on the Account Balance when due hereunder. Lender may, but is not required to, deduct the amount of accrued Finance Charges from Collections received by Lender. The accrued and unpaid Finance Charges shall be due and payable within 10 calendar days after each Month End during the term hereof. Borrower hereby authorizes Lender to automatically deduct from any deposit account(s) of Borrower held with Lender, including without limitation deposit account numbered [###], the amount of any loan payment. If the funds in the account(s) are insufficient to cover any payment, Lender shall not be obligated to advance funds to cover the payment and Borrower agrees to pay any applicable fees for this service disclosed in the Schedule of Fees and Charges applicable to Borrower’s account(s). Subject to any terms and conditions in the Loan Documents, Borrower or Lender may voluntarily terminate automatic payments at any time for any reason.

2.2	Fees.

(a) Letter of Credit Fees. Borrower shall pay to Lender fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Lender's standard fees and charges then in effect for such activity.

(b) Due Diligence Fee. Borrower shall pay the Due Diligence Fee to Lender promptly upon the Closing Date and on each anniversary of the Closing Date thereafter.

3.	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants:

3.1 No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

3.2 Borrower is duly existing and in good standing in its jurisdiction of formation and qualified and licensed to do business in, and in good standing in, any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on Borrower’s business.

3.3 The execution, delivery and performance of this Agreement has been duly authorized, does not (a) conflict with Borrower’s organizational documents, (b) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (c) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of Borrower’s property or assets may be bound or affected, (d) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (e) constitute an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

3.4 Borrower has not violated any laws, ordinances or rules, the violation of which could have a material adverse effect on Borrower’s business.

3.5 Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from material defects.

3.6 Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement. Borrower is located at its address for notices set forth in this Agreement or as otherwise disclosed in writing to Lender.

3.7 If Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing, such interest has been specifically disclosed and identified to Lender in writing.

3.8 Borrower is the sole owner of the intellectual property material to Borrower’s business, except for licenses granted by Borrower permitted herein. Each of the patents is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and, to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party.

3.9 Borrower is solvent and able to pay its debts (including trade debts) as they mature.

3.10 The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise disclosed in writing to Lender. None of the Collateral is currently being maintained at locations other than as disclosed in writing to Lender.

3.11 Except as disclosed in writing to Lender, there are no actions or proceedings pending or, to the knowledge of Borrower’s officers, threatened in writing by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

3.12 All consolidated financial statements for Borrower and any Subsidiary delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender.

3.13 Borrower does not own any stock, partnership interest, other ownership interest or other equity securities except for Permitted Investments.

3.14 Borrower and each Subsidiary have timely filed all required tax returns and reports, and Borrower and each Subsidiary have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each Subsidiary, except for (a) such taxes, assessments, deposits and contributions that do not, individually or in the aggregate, exceed $50,000, so long as Borrower pays any such taxes, assessments, deposits and contributions within thirty (30) days of Borrower becoming aware of such taxes, assessments, deposits and contributions (collectively, “Permitted Taxes”) and (b) taxes that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP, shall have been made therefor.

4.	MISCELLANEOUS PROVISIONS. Borrower will:

4.1 Maintain its corporate existence and good standing in its jurisdiction of incorporation and maintain its qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on Borrower's business or operations, and not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a “borrower” under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing. Notwithstanding the foregoing, Borrower may acquire all or substantially all of the capital stock or property of QuickFrame Inc. (“QuickFrame”), so long as (a) the terms of such acquisition have not changed in a manner that is materially adverse to Bank from the agreement and plan of merger most recently delivered to Bank on or prior to the Closing Date and attached hereto as Exhibit B (the “Merger Agreement”), (b) the terms of the portion of the consideration for such acquisition payable with the issuance of a promissory note have not changed in a manner that is materially adverse to Bank from the promissory note most recently delivered to Bank on or prior to the Closing Date and attached hereto as Exhibit C (the “Seller Note”), (b) upon consummation of such acquisition, Borrower shall deliver to Lender duly executed copies of the Merger Agreement, the Seller Note, all other all documents and instruments related thereto, and the Merger Agreement and Seller Note shall not have changed in a manner that is materially adverse to Bank from the forms attached hereto as Exhibit B and Exhibit C, respectively, (c) all amounts owed by Borrower in connection with such acquisition (including, without limitation, any earn out payments and amounts owed under the Seller Note) shall constitute Subordinated Debt, and (d) within thirty (30) days after the consummation of the acquisition, Borrower shall (1) cause QuickFrame to provide to Lender a joinder to this Agreement to become a co-borrower hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority lien (subject to Permitted Liens) in and to the assets of QuickFrame), (2) provide to Lender appropriate certificates and powers (to the extent the beneficial ownership interest in QuickFrame is certificated) and financing statements, pledging all of the direct or beneficial ownership interest in QuickFrame, in form and substance satisfactory to Lender; and (3) provide to Lender all other documentation in form and substance satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

4.2 Comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

4.3 Give Lender at least 20 days prior written notice of changes to its name, organization, chief executive office, location of records or otherwise add any new business locations or any new locations where Borrower intends to store Collateral, and, if requested by Lender, with respect to any new location holding Collateral valued in excess of $250,000, Borrower will use commercially reasonable efforts to cause the applicable landlord/bailee to enter into a landlord consent (or bailee agreement in the case of any bailee) in favor of Lender within 60 days following the establishment of such new office or location.

4.4 Pay all its taxes including gross payroll, withholding and sales taxes when due (other than Permitted Taxes and taxes that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP, shall have been made therefor) and deliver satisfactory evidence of payment to Lender if requested.

4.5 Maintain:

(a)	insurance satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of Borrower's properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for Borrower's business. Each such policy shall provide for at least thirty (30) days (ten (10) days for nonpayment of premium) prior notice to Lender of any cancellation thereof.

(b)	all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement, or in an amount acceptable to Lender. The insurance must be issued by an insurance company acceptable to Lender and must include a lender's loss payable endorsement in favor of Lender in a form acceptable to Lender and Lender shall be named as an additional insured with respect to public liability insurance including coverage for contractual liability, product liability and workers’ compensation.

Upon the request of Lender, Borrower shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

4.6	Promptly transfer and deliver to Lender all Collections Borrower receives in accordance with Section 1.4.

4.7	Not create, incur, assume, or be liable for any indebtedness, other than Permitted Indebtedness.

4.8	Not convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), all or any part of its business or property, other than (collectively, “Permitted Transfers”): (a) Transfers of inventory in the ordinary course of business; (b) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower in the ordinary course of business and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States; (c) Transfers of worn-out or obsolete equipment which was not financed by Lender; (d) Transfers consisting of Permitted Liens and Permitted Investments; (e) sales of Borrower’s equity securities in bona fide venture financing transactions not otherwise prohibited by Section 7.1(l); or (f) Transfers consisting of Borrower’s use or transfer of money or cash equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents.

4.9	Not make any investment in or to any Person, other than Permitted Investments.

4.10	Not pay any dividends or make any distributions or payment with respect to Borrower’s capital stock or redeem, retire or purchase any of Borrower’s capital stock; provided, however, that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) pay dividends solely in common stock, (iii) repurchase the stock of current and former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed $300,000 per fiscal year, (iv) make purchases of Borrower’s capital stock in connection with the exercise of stock options or stock appreciation by way of a cashless exercise, (v) make purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations, and (vi) redeem its capital stock pursuant to any mandatory redemption required by its Certificate of Incorporation so long as Borrower is in compliance with Sections 1.10 and 4.14(k) hereof.

4.11	Not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) sales of Borrower’s equity securities in bona fide venture financing transactions not otherwise prohibited by Section 7.1(l), (c) the incurrence of Subordinated Debt, and (d) commercially reasonable and customary compensation arrangements with Borrower’s employees, officers, directors, and managers approved by Borrower’s Board of Directors or by Lender in writing.

4.12	Not make any payment in respect of any Subordinated Debt or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of the applicable subordination agreement in favor of Lender, or amend any provision contained in any documentation relating to the Subordinated Debt without Lender’s prior written consent.

4.13	(a) Notify Lender with the delivery of its next Compliance Certificate due thereafter, if Borrower hereafter obtains any interest in any patents, trademarks or licenses that are significant in value or are material to the conduct of its business, or (b) notify Lender at least 20 days prior to the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and prior to the filing of any such applications or registrations, shall execute such documents as Lender may reasonably request for Lender to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Lender, shall file such documents simultaneously with the filing of any such applications or registrations.

4.14	Provide the following financial information and statements in form and content acceptable to Lender, and such additional information as reasonably requested by Lender from time to time. Lender has the right to require Borrower to deliver financial information and statements to Lender more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)	Within 180 days of the fiscal year end, the annual financial statements of Borrower, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to Lender in its reasonable discretion) by a Certified Public Accountant acceptable to Lender. The statements shall be prepared on a consolidated basis.

(b)	No later than (i) 30 days after the end of each calendar quarter for any Reduced Reporting Period, and (ii) for all other periods, 30 days after the end of each month (including, in each case, the last period in each fiscal year), monthly or quarterly financial statements of Borrower (as applicable), certified and dated by an authorized financial officer. The statements shall be prepared on a consolidated basis.

(c)	Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by Borrower to or from Borrower's auditor. If no management letter is prepared, Borrower shall, upon Lender's request, obtain a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d)	If applicable, copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Borrower concurrent with the date of filing with the Securities and Exchange Commission.

(e)	Annual board-approved financial projections and operating budgets specifying the assumptions used in creating the projections and budgets. Annual board-approved projections and budgets shall in any case be provided to Lender no later than 30 days after the beginning of each fiscal year.

(f)	(x) For any Reduced Reporting Period, within 30 days after the end of each calendar quarter, and (y) for all other periods, within 30 days of the end of each month, a Compliance Certificate of Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto.

(g)	(i) For any Reduced Reporting Period, within 15 days after the end of each calendar quarter, and (ii) for all other periods, within 15 days after the end of each calendar month, a roll forward borrowing base certificate, in form and substance satisfactory to Lender, setting forth Eligible Receivables and Receivable Amounts thereof as of the last day of the preceding calendar month or calendar quarter (as applicable).

(h)	(i) For any Reduced Reporting Period, within 15 days after the end of each calendar quarter, and (ii) for all other periods, within 15 days after the end of each calendar month, a detailed aging of Borrower’s Receivables by invoice date, together with payable aging, sales or billing journal, cash receipts report, and such other matters as Lender may request.

(i)	Upon Lender’s request, copies of invoices along with supporting purchase orders, proof-of-delivery and acceptance documentation.

(j)	[Reserved.]

(k)	Within one business day of receipt by Borrower, a copy of any Redemption Request.

(l)	Promptly upon Lender's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Borrower and as to each Guarantor as Lender may request.

4.15	Maintain all of its and its Subsidiaries’ depository and operating accounts and investment accounts with Lender and utilize Lender’s International Banking Division for foreign currency wires, foreign exchange, hedging, swaps and letter of credit activity; provided, however, that Borrower shall be permitted to maintain (a) its existing payment processing accounts with Stripe and SwipeSum (the “Payment Processing Accounts”) so long as the balances in such accounts are swept to the Collection Account no less frequently than every five (5) business days and (b) its existing account with Hillcrest Bank so long as the balance in such account does not exceed $10,000 at any time (the “Hillcrest Account”). The provisions of the previous sentence shall not apply to (i) the Payment Processing Accounts, (ii) the Hillcrest Account, or (iii) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Lender by Borrower as such.

4.16	Provide to Lender promptly upon the execution hereof, and as a condition to the effectiveness of this Agreement, Corporate Resolutions to Borrow, duly executed by Borrower, which shall be in form satisfactory to Lender.

4.17	Promptly provide to Lender such additional information and documents regarding the finances, properties, business or books and records of Borrower or any Guarantor or any other obligor as Lender may reasonably request.

4.18	Maintain Borrower's financial condition as follows in accordance with GAAP and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)	Adjusted Quick Ratio, tested as of (i) for any Reduced Reporting Period, as of the end of each calendar quarter, and (ii) for all other periods, the end of each month, not at any time less than 1.35 to 1.00.

4.19	Not permit Maximum Effort to own or hold any material assets or property, or conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business or operations, unless Borrower has (a) caused Maximum Effort to provide to Lender a joinder to this Agreement to become a co-borrower hereunder, together with such appropriate financing statements and/or control agreements, all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority lien (subject to Permitted Liens) in and to the assets of Maximum Effort), (b) provided to Lender appropriate certificates and powers (to the extent the beneficial ownership interest in Maximum Effort is certificated) and financing statements, pledging all of the direct or beneficial ownership interest in Maximum Effort, in form and substance satisfactory to Lender; and (c) provided to Lender all other documentation in form and substance satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

4.20	Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s lien in the Collateral or to effect the purposes of this Agreement.

5.       SECURITY INTEREST. To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral. Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for (a) the sale of finished inventory in Borrower’s usual course of business and (b) other Permitted Transfers. Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and Collateral upon Lender’s reasonable request. Borrower shall not grant or permit any lien or security in the Collateral or any interest therein other than Permitted Liens.

Regardless of the terms of any Credit Card Services Agreement, Borrower agrees that any amounts Borrower owes Lender thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Lender to have all such Obligations secured by a continuing security interest in all presently existing and hereafter acquired or arising Collateral. Upon termination of this Agreement, all Obligations with respect to Credit Card Services shall be secured by unencumbered cash in such amounts (to be not less than one hundred five percent (105%) of the amount of such Credit Card Services) and on terms reasonably acceptable to Lender, and, effective as of such termination date, the balance in any deposit accounts held by Lender and the certificates of deposit issued by Lender in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates), shall automatically secure such obligations to the extent of the then outstanding Credit Card Services; and Borrower authorizes Lender to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Credit Card Services continue.

6.       POWER OF ATTORNEY. Borrower irrevocably appoints Lender and its successors and as true and lawful attorney in fact, and authorizes Lender (a) to, whether or not there has been an Event of Default, (i) notify all Account Debtors with respect to the Receivables to pay Lender directly; (ii) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (iii) endorse Borrower’s name on any checks or other forms of payment on the Receivables; (iv) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (v) debit any of Borrower’s deposit accounts maintained with Lender for any and all Obligations due under this Agreement; and (vi) do all acts and things necessary or expedient, in furtherance of any such purposes, and (b) to, upon the occurrence and during the continuance of an Event of Default, (i) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose; (ii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; and (iii) sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Receivables. Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by Borrower to Lender hereunder shall be applicable with respect to all Receivables and all Collateral.

7.       DEFAULT AND REMEDIES.

7.1	Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)	Failure to Pay. Borrower fails to make a payment when due under this Agreement.

(b)	Lien Priority. Lender fails to have an enforceable first lien (except for Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Lender’s lien in this Agreement and any prior liens disclosed to Lender on the Closing Date to which Lender has consented in writing) on or security interest in the Collateral.

(c)	False Information. Borrower (or any Guarantor) has given Lender any materially false or misleading information or representations or has failed to disclose any material fact relating to the subject matter of this Agreement.

(d)	[Reserved.]

(e)	Bankruptcy. Borrower (or any Guarantor) files a bankruptcy petition; a bankruptcy petition is filed against Borrower (or any Guarantor); or Borrower (or any Guarantor) makes a general assignment for the benefit of creditors.

(f)	Receivers. A receiver or similar official is appointed for a substantial portion of Borrower’s (or any Guarantor’s) business, or the business is terminated.

(g)	Judgments. Any final judgments or arbitration awards (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) are entered against Borrower (or any Guarantor), or Borrower (or any Guarantor) enters into any settlement agreements with respect to any litigation or arbitration and the aggregate amount of all such judgments, awards, and agreements exceeds $250,000.

(h)	Material Adverse Change. A Material Adverse Change occurs or is reasonably likely to occur.

(i)	Cross-default. Any default occurs under any agreement in connection with any credit Borrower (or any Guarantor) or any of Borrower’s Affiliates has obtained from anyone else or which Borrower (or any Guarantor) or any of Borrower’s Affiliates has guaranteed (other than trade amounts payable incurred in the ordinary course of business and not more than 60 days past due), which default would result in a right by a third party, whether or not exercised, to accelerate the maturity of any indebtedness in an amount individually or in the aggregate in excess of $300,000 or which could result in a Material Adverse Change.

(j)	Default under Related Documents. Any default occurs and continues under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect other than pursuant to its terms.

(k)	Other Agreements. Borrower (or any Guarantor) or any of Borrower’s Affiliates fails to meet the conditions of, or fails to perform any obligation under, any other agreement Borrower (or any Guarantor) or any of Borrower’s Affiliates has with Lender or any Affiliate of Lender.

(l)	Change of Control. The holders of the capital ownership of Borrower as of the Closing Date cease to own and control, directly and indirectly, at least fifty-one percent (51%) of the capital ownership of Borrower (other than as a result of the sale of Borrower’s equity securities in a public offering, SPAC transaction, or to venture capital or private equity investors so long as Borrower identifies to Lender the venture capital or private equity investors at least seven (7) business days prior to the closing of the transaction and provides to Lender a description of the material terms of the transaction).

(m)	Other Breach Under Agreement. (i) Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of Section 4 of this Agreement not specifically referred to above, or (ii) Borrower fails to meet the conditions of, or fails to perform any obligation under, any other term of this Agreement not specifically referred to above and, as to any such failure that can be cured, has failed to cure such failure within 30 days after the occurrence thereof, provided that no Credit Extensions shall be made during any such cure period.

7.2	Remedies. Upon the occurrence and during the continuance of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Credit Extensions or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 7.1(e), automatically and without notice or demand, due and payable in full; and (3) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the UCC, all the power of attorney rights described in Section 6 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercially reasonable manner.

8.       ACCRUAL OF INTEREST. All interest and finance charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used. Lender may charge interest, finance charges and fees based upon the projected amounts thereof as of the due dates therefor, and adjust subsequent charges to account for the actual accrued amounts. If any amount due under Section 2.2, amounts due under Section 9, and any other Obligations not otherwise bearing interest hereunder is not paid when due, such amount shall bear interest at a per annum rate equal to the Finance Charge Percentage until the earlier of (i) payment in good funds or (ii) entry of a trial judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

9.       FEES, COSTS AND EXPENSES; INDEMNIFICATION. Borrower will pay to Lender upon demand all fees, costs and expenses (including invoiced fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other Person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any Guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Receivables or the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the Collateral, any Account Debtor, or any Guarantor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing, in each case, other than those directly caused by the willful misconduct or gross negligence of Lender.

10.       INTEGRATION, SEVERABILITY WAIVER, CHOICE OF LAW, FORUM AND VENUE.

10.1 This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes a Credit Extension after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.

10.2 THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA. THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA, OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS JURISDICTION OVER THE SUBJECT MATTER AND PARTIES IN CONTROVERSY. EACH PARTY HERETO WAIVES ANY RIGHT TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR ANY OTHER RELATED DOCUMENTS. SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS SPECIFIED FOR NOTICES PURSUANT TO SECTION 11.

11.       NOTICES; TELEPHONIC AND TELEFAX AUTHORIZATIONS. All notices shall be given to Lender and Borrower at the addresses (physical or email) or faxes set forth on the signature page of this agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, email, telecopy, telefax or telex. Lender may honor email, telephone or telefax instructions for Advances or repayments given, or purported to be given, by any one of the Authorized Persons. Borrower will indemnify and hold Lender harmless from all liability, loss, and costs in connection with any act resulting from email, telephone or telefax instructions Lender reasonably believes are made by any Authorized Person. This paragraph will survive this Agreement's termination, and will benefit Lender and its officers, employees, and agents.

12.	DEFINITIONS AND CONSTRUCTION.

12.1	Definitions. In this Agreement:

“Account Balance” means at any time the aggregate of the Advances outstanding as reflected on the records maintained by Lender, together with any past due Finance Charges thereon.

“Account Debtor” has the meaning in the UCC and includes any Person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Adjusted Quick Ratio” means, as of any date of determination, (a) the sum of (i) Borrower’s unrestricted cash maintained with Lender plus (ii) the Eligible Receivable Amount, divided by (b) the sum of (i) all outstanding Advances plus (ii) accounts payable aged over 60 days from invoice date.

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

“Advance” means an advance made by Lender to Borrower under this Agreement.

“Advance Rate” means eighty-five percent (85%) or such greater or lesser percentage as Lender may from time to time establish in its good faith business discretion upon notice to Borrower.

“Advance Request” means a writing in form and substance satisfactory to Lender and signed by an Authorized Person requesting an Advance.

"Affiliate" means, as to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.

“Agreement” means this Amended and Restated Business Financing Agreement.

“Authorized Person” means any one of the individuals authorized to sign on behalf of Borrower, and any other individual designated by any one of such authorized signers.

“Big 5 and Fortune 500 Foreign Receivable” means a Receivable owing from an Account Debtor that is (or is owned by) (i) WPP Group, Omnicom Group, Publicis, Interpublic, or Dentsu, or (ii) any company that is on the Fortune Global 500 list or similar types of companies.

“Borrower’s Account” means Borrower’s general operating account maintained with Lender, into which all Advances will be deposited unless otherwise instructed by Borrower in writing.

"Borrowing Base" means at any time (a) the Eligible Receivable Amount multiplied by the Advance Rate minus (b) such reserves as Lender may, in its good faith business discretion, deem proper and necessary from time to time; provided, that, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Eligible Uninsured Foreign Receivables shall not constitute more than twenty percent (20%) of the Borrowing Base.

“Collateral” means all of Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including but not limited to the following (collectively, the “Collateral”): (a) all accounts (including health care insurance receivables), chattel paper (including tangible and electronic chattel paper), inventory (including all goods held for sale or lease or to be furnished under a contract for service, and including returns and repossessions), equipment (including all accessions and additions thereto), instruments (including promissory notes), investment property (including securities and securities entitlements), documents (including negotiable documents), deposit accounts, letter of credit rights, money, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles (including intellectual property, payment intangibles and software), goods (including fixtures) and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including without limitation, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment. Notwithstanding the foregoing, the Collateral shall not include (i) rights of Borrower as a licensee to the extent the granting of a security interest therein (A) would be contrary to applicable law or (B) is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination or lapsing of any such restriction or prohibition, such property shall automatically be part of the Collateral; (ii) any intent-to-use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; and (iii) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter (but only to the extent that the granting of a security interest in more than sixty-five percent (65%) of such shares would result in adverse tax consequences to Borrower); provided that the provisions of this paragraph shall in no case exclude from the definition of “Collateral” any Receivables, proceeds of the disposition of any property, or general intangibles consisting of rights to payment, all of which shall at all times constitute “Collateral”.

“Collection Account” means the deposit account maintained with Lender which, pursuant to the Lockbox Agreement, all Collections received in the Lockbox are to be deposited, and as to which Borrower has no right to withdraw funds.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached as Exhibit A to this Agreement by an Authorized Person that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

“Credit Card Facility” means a facility for Credit Card Services, as set forth in Section 1.9, in an aggregate amount not to exceed the Credit Card Limit.

“Credit Card Limit” means $1,000,000 or such other amount as is approved by Lender in writing.

“Credit Card Services” are any products, credit services and/or financial accommodations relating to credit cards and/or other cash management services previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Lender or any Lender Affiliate.

“Credit Card Services Agreements” are any agreements, instruments or documents relating to Credit Card Services.

“Credit Extension” means any Advance, use of the Credit Card Facility, or any other extension of credit by Lender for Borrower’s benefit.

“Credit Limit” means $30,000,000, which is intended to be the maximum amount of Advances at any time outstanding.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Domestic Subsidiary” shall mean a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Due Diligence Fee” means a payment of an annual fee equal to $900 due upon the Closing Date and each anniversary thereof so long as any Advance is outstanding or available hereunder.

“Eligible Foreign Receivable” means a Receivable owing from an Account Debtor located in a foreign country other than Canada (with the exception of the Province of Quebec) but which is otherwise an Eligible Receivable, and that (a) is an Eligible Insured Foreign Receivable, (b) is an Eligible Uninsured Foreign Receivable, (c) is a Big 5 and Fortune 500 Foreign Receivable, or (d) Lender approves on a case-by-case basis.

“Eligible Insured Foreign Receivable” means a Receivable owing from an Account Debtor located in a foreign country other than Canada (with the exception of the Province of Quebec) but which is otherwise an Eligible Receivable, and (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (B) the Receivable is supported by other insurance, bond or assurance acceptable to Lender.

“Eligible Uninsured Foreign Receivable” means a Receivable owing from an Account Debtor located in a foreign country other than Canada (with the exception of the Province of Quebec) but which is otherwise an Eligible Receivable, and is not an Eligible Insured Foreign Receivable or a Big 5 and Fortune 500 Foreign Receivable.

“Eligible Receivable” means a Receivable that satisfies all of the following:

(a)       The Receivable has been created by Borrower in the ordinary course of Borrower’s business and without any obligation on the part of Borrower to render any further performance.

(b)       There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments, bill and hold, or guaranteed sales.

(c)       The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise (but only to the extent of such claim).

(d)       The Receivable is not the obligation of an Account Debtor who has asserted or may reasonably be expected to assert any counterclaims or offsets against Borrower (including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower) (but only to the extent of such counterclaims or offsets).

(e)       The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f)       Borrower has sent an invoice to the Account Debtor in the amount of the Receivable and Borrower has not permitted payment terms beyond 120 days unless otherwise approved by Lender in writing in its sole discretion on a case-by-case basis.

(g)       Borrower is not prohibited by the laws of the jurisdiction where the Account Debtor is located from bringing an action in the courts of that jurisdiction to enforce the Account Debtor’s obligation to pay the Receivable. Borrower has taken all appropriate actions to ensure access to the courts of the jurisdiction where Account Debtor is located, including, where necessary; the filing of a Notice of Business Activities Report or other similar filing with the applicable government agency or the qualification by Borrower as a foreign corporation authorized to transact business in such jurisdiction.

(h)       The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i)       The Account Debtor on the Receivable is not any of the following: (1) an employee, Affiliate, parent or Subsidiary of Borrower, or any Person which has common officers or directors with Borrower; (2) the U.S. government or any agency or department of the U.S. government unless Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower or as otherwise approved by Lender in writing in its sole discretion on a case-by-case basis; (3) any Person located in a foreign country other than Canada (with the exception of the Province of Quebec) unless the Receivable is an Eligible Foreign Receivable; or (4) an Account Debtor as to which twenty-five percent (25%) or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 120 days from invoice date.

(j)       The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within 120 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k)       The Receivable does not arise from the sale of goods which remain in Borrower’s possession or under Borrower’s control.

(l)       The Receivable is not a bonded Receivable and does not constitute a prebilling, prepaid deposit, retention billing or progress billing.

(m)       The Receivable is not owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but such Receivable shall only be offset to the extent of such Deferred Revenue), unless otherwise approved in writing by Lender in its sole discretion on a case-by-case basis.

(n)       The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

(o)       The Receivable is not that portion of Receivables due from an Account Debtor which is in excess of twenty-five percent (25%) (thirty-five percent (35%) for ad agencies that are approved by Lender in its sole discretion) of Borrower's aggregate dollar amount of all outstanding Receivables.

(p)       The Receivable is not a Receivable owing to QuickFrame, unless (i) Borrower has consummated the acquisition of QuickFrame in accordance with Section 4.1, and (ii) Lender has completed a collateral audit satisfactory to Lender with respect to the Receivables owing to QuickFrame.

(q)       The Receivable is otherwise acceptable to Lender.

"Eligible Receivable Amount" means at any time the sum of the Receivable Amounts of the Eligible Receivables.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning set forth in Section 7.1.

“Extension Milestone” means that Borrower has delivered evidence satisfactory to Lender that Borrower has obtained proceeds, on or about the Closing Date, of at least $50,000,000 from the sale and issuance of its equity securities in a bona fide equity financing with investors and on terms satisfactory to Lender. Lender acknowledges and agrees that an equity financing consummated in accordance with that certain Summary of Terms for Purchase of Series D Preferred Stock dated as of September 13, 2021, between Borrower and BlackRock shall be deemed satisfactory to Lender for purposes of determining whether Borrower has satisfied the Extension Milestone and that the proceeds received in such equity financing shall be applied to the amount required to satisfy the Extension Milestone.

“Finance Charge” means an interest amount equal to the Finance Charge Percentage of the ending daily Account Balance for the relevant period.

“Finance Charge Percentage” means a floating rate per year equal to the Prime Rate plus three-quarters of one percentage point (0.75%), plus an additional three percentage points (3.00%) during any period that an Event of Default has occurred and is continuing.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles consistently applied and used consistently with prior practices.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means any guarantor of the Obligations.

“Lender” means WESTERN ALLIANCE BANK, an Arizona corporation, and its successors and assigns.

"Letter of Credit" has the meaning set forth in Section 1.8.

"Letter of Credit Obligations" means, at any time, the sum of, without duplication, (i) the maximum amount available to be drawn on all outstanding Letters of Credit issued by Lender or by Lender’s Affiliate and (ii) the aggregate amount of all amounts drawn and unreimbursed with respect to Letters of Credit issued by Lender or by Lender’s Affiliate.

"Letter of Credit Sublimit" means $750,000.

“Lockbox” is defined in the Lockbox Agreement.

“Lockbox Agreement” is defined in Section 1.4(a).

“Material Adverse Change” means a material adverse change in (i) the business operations, condition (financial or otherwise) or prospects of Borrower (or any Guarantor) and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Lender’s security interests in the Collateral.

“Maturity Date” means (i) the date that is ten (10) months after the Closing Date or (ii) such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2, provided that, upon the issuance of the Seller Note in connection with the consummation of the acquisition of QuickFrame in accordance with Section 4.1, the date set forth in clause (i) above shall be automatically amended to be the date that is sixty (60) days prior to the stated maturity date set forth in any Seller Note (Borrower and Lender acknowledge and agree that the stated maturity date of the Seller Note shall be set forth in clause (i) of the definition of “Matruity Date” set forth in the Seller Note, and that Borrower intends such stated maturity date to be twelve (12) months from the issuance of the Seller Note), and provided further that, upon Borrower’s achievement of the Extension Milestone, the date set forth in clause (i) above shall be automatically amended to be the date that is twenty-four (24) months after the Closing Date.

“Maximum Effort” means Maximum Effort Marketing, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Borrower.

“Month End” means the last calendar day of each month.

“Obligations” means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement, any Credit Card Services Agreement, Letter of Credit, or under any other document, instrument or agreement (other than any warrant or equity instrument), whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Credit Extensions, Finance Charges, fees, interest, expenses, professional fees and attorneys’ fees.

“Overadvance” means at any time an amount equal to the greater of (a) the amounts (if any) by which the total amount of the outstanding Advances (including deemed Advances with respect to the Letter of Credit Sublimit) exceeds the lesser of the Credit Limit or the Borrowing Base, (b) the amounts (if any) by which the total amount of the outstanding deemed Advances with respect to the Letter of Credit Sublimit exceeds the Letter of Credit Sublimit, or (c) the amounts (if any) by which the total amount of the Credit Card Services exceeds the Credit Card Limit.

“Permitted Indebtedness” means:

(a)       Indebtedness under this Agreement or that is otherwise owed to Lender.

(b)       Indebtedness existing on the Closing Date and specifically disclosed in the Perfection Certificate.

(c)       Purchase money indebtedness (including capital leases) incurred to acquire capital assets in the ordinary course of business and not exceeding $300,000 in total principal amount at any time outstanding.

(d)       Other indebtedness in an aggregate amount not to exceed $300,000 at any time outstanding; provided that such indebtedness is junior in priority (if secured) to the Obligations and provided that the incurrence of such Indebtedness does not otherwise cause an Event of Default hereunder.

(e)       Unsecured Indebtedness to trade creditors incurred in the ordinary course of business.

(f)       Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business.

(g)       Reimbursement obligations to Borrower’s employees for ordinary course business expenses made by such employees on behalf of Borrower using their personal credit cards.

(h)       Indebtedness incurred in the refinancing of any indebtedness set forth in (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower.

(i)       Subordinated Debt.

(j)       Unsecured indebtedness under business credit cards incurred in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time.

(k)       Other indebtedness approved by Lender in writing in its sole discretion on a case-by-case basis.

“Permitted Investments” means:

(a)       Investments existing on the Closing Date and specifically disclosed in the Perfection Certificate.

(b)       (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Lender and (iv) Lender’s money market accounts.

(c)       Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower.

(d)       Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 4.15 of this Agreement) in which Lender has a first priority perfected security interest.

(e)       Investments (i) by Borrower in Subsidiaries not to exceed $250,000 in the aggregate in any fiscal year and (ii) by Subsidiaries in other Subsidiaries or in Borrower.

(f)       Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors in an aggregate amount (for both (i) and (ii)) not to exceed $300,000 at any time outstanding.

(g)       Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business.

(h)       Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to investments of Borrower in any Subsidiary.

(i)       joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $300,000 in the aggregate in any fiscal year.

(j)       Investments consisting of (i) that certain Convertible Promissory Note issued by QuickFrame in favor of Borrower, as in effect on the Closing Date (the “QuickFrame Note”) in an original principal amount not to exceed $3,000,000, (ii) equity securities of QuickFrame, Inc. received by Borrower in connection with the conversion of the QuickFrame Note pursuant to the terms thereof, so long as all equity securities of QuickFrame owned or controlled by Borrower (whether pursuant to the conversion of the QuickFrame Note or otherwise) shall not at any time represent fifty percent (50%) or more of the capital ownership of QuickFrame, Inc. without the prior written consent of Lender, other than in accordance with Section 4.1, and (iii) the acquisition of all or substantially all of the capital stock of QuickFrame in accordance with Section 4.1.

“Permitted Liens” means the following but only with respect to property not consisting of Receivables:

(a)       Liens securing any of the indebtedness described in clauses (a) through (d) of the definition of Permitted Indebtedness.

(b)       Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests.

(c)       Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such liens attach only to inventory, securing liabilities in the aggregate amount not to exceed $300,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto.

(d)       Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than liens imposed by ERISA).

(e)       Leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, nonexclusive licenses or sublicenses of personal property (other than intellectual property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein.

(f)       Non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States.

(g)       Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default.

(h)       Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Lender has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts and (ii) such accounts are permitted to be maintained pursuant to Section 4.15 of this Agreement.

(i)       Liens incurred in connection with the extension, renewal or refinancing of the indebtedness described in clause (h) of the definition of Permitted Indebtedness, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

"Permitted Transfers" has the meaning set forth in Section 4.8.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government (whether national, federal, provincial, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person's successors and assigns.

“Prime Rate” means the greater of (a) three and one-quarter percent (3.25%) per year, or (b) the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Lender as its Prime Rate. Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate.

“Receivable Amount” means as to any Receivable, the amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

“Receivables” means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and banker’s acceptances.

“Redemption Request” is any written notice from Borrower’s equity holders requesting the redemption of Borrower’s equity securities pursuant to Borrower’s Amended and Restated Certificate of Incorporation (as amended), or any other request that would result in a mandatory redemption of Borrower’s equity securities.

“Reduced Reporting Period” means any calendar quarter in which Borrower’s unrestricted cash maintained with Lender is at least $35,000,000 at all times during such calendar quarter.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Subordinated Debt” means indebtedness of Borrower that is expressly subordinated to the indebtedness of Borrower owed to Lender pursuant to a subordination agreement or other subordination terms satisfactory in form and substance to Lender, it being acknowledged that the subordination terms set forth in the Seller Note and Merger Agreement are satisfactory in form and substance to Lender.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

"Transfer" has the meaning set forth in Section 4.8.

“UCC” means the California Uniform Commercial Code, as amended or supplemented from time to time.

12.2	Construction:

(a)       In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms “include” and “including” are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)       Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel. In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)       Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

13.       JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

14.      JUDICIAL REFERENCE PROVISION.

14.1	In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

14.2	With the exception of the items specified in Section 14.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, any Credit Card Services Agreement, or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

14.3	The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

14.4	The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

14.5	The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

14.6	The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

14.7	Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

14.8	The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

14.9	If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

14.10	THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

15.       EXECUTION, EFFECTIVENESS, SURVIVAL. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other documents executed in connection herewith constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Maturity Date and thereafter so long as any Obligations (other than inchoate indemnity obligations) remain outstanding hereunder. Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf. Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.

16.       TERMINATION; RELEASE. Borrower has the right to terminate this Agreement at any time upon ten (10) days’ notice to Lender and payment in full of all Obligations (other than inchoate indemnity obligations). Upon such termination, Lender agrees to provide, at Borrower’s sole cost and expense, payoff and release documentation evidencing such termination and release of Lender’s Liens.

17.       OTHER AGREEMENTS. Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its Affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement. An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its Affiliates.

18.       REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any Guarantor, or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the United States Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and reasonable attorneys' fees of Lender related thereto, the liability of Borrower and such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

19.       PATRIOT ACT NOTIFICATION. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (“Patriot Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

20.       NO NOVATION. Nothing contained herein shall in any way impair the Prior Agreement and the Loan Documents now held for the Obligations, nor affect or impair any rights, powers, or remedies under the Prior Agreement or any Loan Document, it being the intent of the parties hereto that this Agreement shall not constitute a novation of the Prior Agreement or an accord and satisfaction of the Obligations. Except as expressly provided for in this Agreement, the Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. Borrower hereby ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted pursuant to the Prior Agreement and Loan Documents, as collateral security for the Obligations, and acknowledges that all of such liens and security interests, and all Collateral heretofore pledged as security for the Obligations, continues to be and remains Collateral for the Obligations from and after the Closing Date.

21.       NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:		LENDER:

MNTN DIGITAL, INC.		WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION

By:	/s/ Patrick Pohlen	By:	/s/ Victor Le
Name: Patrick Pohlen		Name: Victor Le
Title: Chief Financial Officer		Title: Senior Director

Address for Notices:		Address for Notices:
MNTN Digital, Inc.		WESTERN ALLIANCE BANK
3644 Eastham Drive		600 Anton, Suite 150
Culver City, CA 90232		Costa Mesa, CA 92626
Fax: [###]		Fax: [###]
Email: [###]		Email: [###]
Attn: Patrick Pohlen		Attn: Victor Le

EXHIBIT A

COMPLIANCE CERTIFICATE

TO:	WESTERN ALLIANCE BANK, an Arizona corporation (“Lender”)

FROM:	MNTN DIGITAL, INC., a Delaware corporation (“Borrower”)

The undersigned authorized officer of Borrower hereby certifies, solely in his or her capacity as an officer of Borrower and not in his or her individual capacity, that in accordance with the terms and conditions of the Amended and Restated Business Financing Agreement between Borrower and Lender (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________       with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Monthly financial statements and Compliance Certificate	Quarterly* within 30 days	Yes	No

Annual financial statements (CPA-audited)	FYE within 180 days	Yes	No

10-Q, 10-K and 8-K	Within 5 days of filing	Yes	No

Roll Forward Borrowing Base certificate, A/R Agings, A/P	Quarterly* within 15 days	Yes	No
Agings, sales or billings journal, cash receipts report

Annual financial projections (Board-approved)	FYE within 30 days	Yes	No

Financial Covenants	Required	Actual		Complies

Adjusted Quick Ratio (tested quarterly*)	1.35:1.00	_____:1.00	Yes	No

Deposits

Deposits maintained with Lender: $_______________

Deposits held outside of Lender: $________________

*Quarterly reporting and financial covenant testing only applies to Reduced Reporting Periods. Monthly reporting and financial covenant testing applies for all other periods.

[Continued on following page.]

Comments Regarding Exceptions: See Attached.

Sincerely,

SIGNATURE

TITLE

DATE

EXHIBIT B

MERGER AGREEMENT

[See attached]

[**Included as Exhibit 2.1**]

EXHIBIT C

SELLER NOTE

[**Included in Exhibit E to Exhibit 2.1**]